Exhibit 10.1
HILLMAN SOLUTIONS CORP.
EXECUTIVE SEVERANCE PLAN
Adopted as of November 2, 2023
Hillman Solutions Corp. (the “Company”) has adopted this Hillman Solutions Corp. Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment. This Plan is in effect for Participants who experience certain terminations of employment occurring after the Effective Date (as defined below) and before the termination of this Plan. This Plan supersedes any and all (i) severance plans and separation policies applying to Participants that may have been in effect before the Effective Date and (ii) the provisions of any offer letters or any agreements between any Participant and the Company or a Subsidiary that provide for severance payments and benefits.
1.     Defined Terms. Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth below:
“Administrator” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.
“Base Salary” means, with respect to any Participant, the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction that gives rise to Good Reason.
“Board” means the Board of Directors of the Company.
“Cash Salary Severance” has the meaning provided in Section 4.2(b) hereof.
“Cause” means, with respect to any Participant, the occurrence of any one or more of the following events:
(a)     the Participant’s commission of a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(b)    the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other act of material misconduct in the course of the Participant’s duties;
(c)    the Participant’s abuse (including being under the influence) of narcotics or alcohol that has harmed, or may reasonably be expected to harm, the Company or a Subsidiary;

(d)     the Participant’s willful and material violation of any material rule, regulation or policy of the Company or the Board;
(e)     the Participant’s willful failure to perform his or her duties and/or willful failure to comply with reasonable directives of the Company’s Chief Executive Officer or the Board, as applicable, if such failure is not cured to the satisfaction of the Chief Executive Officer or the Administrator within 10 business days following notice to the Participant; or
(f)    the Participant’s breach any of the material provisions of an employment, restrictive covenant of other agreement between the Participant or a Subsiairy.
“Change in Control” means and includes each of the following:
(a)    The consummation of a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, or (iii) any acquisition which complies with clauses (c)(i), (c)(ii) and (c)(iii) of this definition;
(b)    The Incumbent Directors cease for any reason to constitute a majority of the Board;
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)     which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;
(ii)     after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
(iii)    after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment under this Plan (or portion thereof) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
“CIC Protection Period” means the period beginning on (and including) the date on which a Change in Control is consummated and ending on (and including) the second anniversary of the date on which such Change in Control is consummated.
“CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.
“Claimant” has the meaning provided in Section 11.1 hereof.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“COBRA Benefits” has the meaning provided in Section 4.2(c) hereof.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Common Stock” means the common stock of the Company.
“Company” has the meaning defined in the Preamble hereof.
“Date of Termination” means the effective date of the termination of the Participant’s employment.
“Director” means a Board member.
“Effective Date” means the date that this Plan was adopted by the Board, which is November 2, 2023.
“Employee” means an individual who is an employee (within the meaning of Code Section 3401(c)) of the Company or any of its Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excise Tax” has the meaning provided in Section 7.1 hereof.
“Good Reason” means the Participant’s resignation due to the occurrence of any of the following conditions which occurs without the Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied:
(a)    a material adverse change in the Participant’s authority, duties or responsibilities to the Company and its Subsidiaries, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the Participant’s prior position (whether with the Company, a successor or a division or unit thereof created out of the Company or its assets) shall constitute a material adverse change hereunder, provided further that a mere change in reporting relationship alone shall not constitute a material adverse change hereunder;
(b)    a requirement that the Participant relocate the Participant’s principal place of work (including an approved home or other remote work location) to a location that is more than fifty (50) miles from the Participant’s then-current principal place of work (other than a relocation that decreases the Participant’s one-way commute); or
(c)    any reduction in the Participant’s then-current annual base salary or Target Bonus, unless such reduction is part of a generalized salary or Target Bonus reduction affecting similarly situated Participants.
In order for the Participant to resign for Good Reason, the Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days after the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30)-day period, the Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30)-day cure period.
    “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
“Independent Advisors” has the meaning provided in Section 7.2 hereof.
“Non-CIC Severance Benefits” has the meaning provided in Section 4.2 hereof.
“Non-U.S. Participant” has the meaning provided in Section 4.5 hereof.
“Participant” means any Employee who is selected by the Administrator (or designee thereof in accordance with Section 3 hereof) to participate in the Plan and is provided with and countersigns a Participation Notice in accordance with Section 13.2 hereof.
“Participation Notice” has the meaning provided in Section 13.2 hereof.
“Plan” has the meaning provided in the Preamble hereof.
“Prior Period Bonus” means, with respect to any Participant, the Participant’s earned but unpaid cash performance bonus, if any, for the Company’s applicable performance period (whether based on fiscal year, fiscal quarter, or another measure) (in any case, a “Performance Period”) ending immediately prior to the Performance Period in which the Date of Termination occurs. For clarity, if the Date of Termination occurs on or after the date on which the Company pays cash performance bonuses for the Performance Period ending immediately prior to the Performance Period in which the Date of Termination occurs, then there shall be no Prior Period Bonus.
“Pro-Rata Bonus” means, with respect to any Participant, a pro-rated portion of the Participant’s cash performance bonus for the Performance Period in which the Date of Termination occurs, based on (a) actual performance results for such Performance Period for elements of such bonus unrelated to the Participant’s individual performance and without regard to any discretionary adjustments that have the effect of reducing or increasing the amount of the performance bonus (other than discretionary adjustments applicable to all bonus plan participants who did not terminate employment), and (b) full satisfaction of elements of such bonus relating to the Participant’s individual performance, and determined by multiplying the amount of the bonus that would have otherwise been payable to such Participant in respect of such Performance Period (as determined under the foregoing clauses (a) and (b)) by a fraction, the numerator of which equals the number of days in such Performance Period during which the Participant was employed by the Company or its Subsidiaries, and the denominator of which equals the total number of days in such Performance Period.
“Pro-Rata Target Bonus” means, with respect to any Participant, a pro-rated portion of the Participant’s Target Bonus amount for the year in which the Date of Termination occurs, determined by multiplying the Participant’s Target Bonus for the year in which the Date of Termination occurs by a fraction, the numerator of which equals the number of days during which the Participant was employed by the Company or its subsidiaries during the calendar year in which the Date of Termination occurs and the denominator of which equals 365 or 366 (as applicable).
“Qualifying Termination” means a termination of the Participant’s employment with the Company or a Subsidiary thereof, as applicable, (a) by the Company or such Subsidiary, as applicable, without Cause or (b) by the Participant for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination if (i) such Participant is offered and accepts an employment position with the Company or any Subsidiary, or (ii) in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any Subsidiary, such Participant is offered and accepts an employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.
“Release” has the meaning provided in Section 4.4 hereof.
“Severance Benefits” means the CIC Severance Benefits or the Non-CIC Severance Benefits, as applicable.
“Severance Classification” means, with respect to any Participant, the Participant’s Severance Classification as approved by the Administrator and set forth in the individual’s Participation Notice.
“Severance Period” means, with respect to any Participant, the number of months approved by the Administrator and set forth in the individual’s Participation Notice.
“Statutory Severance” has the meaning provided in Section 4.5 hereof.

“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
“Target Bonus” means, with respect to any Participant, the Participant’s annualized target cash performance bonus, if any, for the year in which the Date of Termination occurs, disregarding any reduction that gives rise to Good Reason.
“Total Payments” has the meaning provided in Section 7.1 hereof.
2.    Effectiveness of the Plan; Notification. The Plan shall become effective on the Effective Date. The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s Severance Classification and Severance Period.
3.    Administration. The Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate (other than to any Participant in the Plan). All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan. In its absolute discretion, the Board may at any time exercise any and all rights and duties of the Administrator under the Plan.
4.    Severance Benefits.
4.1    Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.
4.2    Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to Section 4.5 and Section 6.2 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan (including Sections 5, 7.1, 7.2, 12.1, 12.2, 13.6, 13.7 and 13.13 of the Plan), the Company shall pay or provide to the Participant the following payments and benefits (collectively, the “Non-CIC Severance Benefits”):
(a)    Prior Period Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Prior Period Bonus, payable in a single lump sum within 10 business days following the date the Release becomes effective and irrevocable (or, if later, the date that the annual cash performance bonus for that year is paid to continuing senior executives).

(b)    Cash Salary Severance. The Company shall pay to the Participant an amount determined in accordance with the Participant’s Severance Classification and denominated as Cash Salary Severance in his or her Participation Notice (the “Cash Salary Severance”). Subject to Section 6.2 hereof, the Cash Salary Severance shall be paid to the Participant in accordance with the Company’s usual payroll periods during the Severance Period (based on the Participant’s Severance Classification), with the first such installment occurring within 10 business days following the date on which the Release becomes effective and irrevocable (which first installment will include any installments (without interest) that would have occurred prior to such date but for the fact the Release was not yet effective).
(c)    COBRA Benefits. Subject to the Participant’s valid election to continue health care coverage under Section 4980B of the Code, to the extent that the Participant is eligible to do so, then the Company shall reimburse the Participant for the Participant and the Participant’s eligible dependents with coverage under its group health plans at the same levels and at the same cost to Participant as would have applied if the Participant’s employment had not been terminated based on Participant’s elections in effect on the Date of Termination until the earlier of the end of the month during which the Participant’s Severance Period (as determined in accordance with the Participant’s Severance Classification) ends or the date the Participant becomes covered by a group health insurance program provided by a subsequent employer. Notwithstanding the foregoing, (i) if any plan pursuant to which such continued healthcare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the Participant’s Severance Period (or the remaining portion thereof). The benefits described in this Section 4.2(c) are referred to herein as “COBRA Benefits”.
(d)    Pro-Rata Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Pro-Rata Bonus, payable at the same time bonuses are paid to the Company’s other executives for the Performance Period to which the Pro-Rata Bonus relates (but in no event later than March 15th of the calendar year following the year in which the Date of Termination occurs).
4.3    CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to Section 4.5 and Section 6.2 hereof and further subject to the Participant’s execution of a Release that becomes effective and irrevocable in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan (including Sections 5, 7.1, 7.2, 12.1, 12.2, 13.6, 13.7 and 13.13 of the Plan), then the Company shall pay or provide to the Participant, as applicable, the following payments and benefits (collectively, the “CIC Severance Benefits”):

(a)    Prior Period Bonus; Cash Salary Severance; COBRA Benefits. The Company shall pay or provide to the Participant, as applicable, the Prior Period Bonus, the Cash Salary Severance and the COBRA Benefits set forth in Sections 4.2(a)-(c) hereof; provided, however, that the Cash Salary Severance and the Severance Period shall be determined in accordance with the Participant’s Severance Classification and Severance Period under the heading “CIC Severance Benefits” in the individual’s Participation Notice.
(b)    Target Bonus. In lieu of, and not in duplication of, the Pro-Rata Bonus provided under Section 4.2(d) above, the Company shall pay to the Participant a lump sum amount in cash equal to the Participant’s Pro-Rata Target Bonus within 10 business days after the date that the Release becomes effective and irrevocable in accordance with its terms.
(c)    Vesting Acceleration. The treatment of any equity awards held by the Participant shall be governed by the terms and conditions of the applicable Company equity plan and the related award agreement.
4.4    Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless the Participant executes a general release of claims in a form prescribed by the Company (the “Release”) that becomes effective and, if applicable, irrevocable no more than sixty (60) days after the Date of Termination.
4.5    Non-U.S. Employees. Notwithstanding anything in the Plan to the contrary, any Participant that resides outside of the United States (each, a “Non-U.S. Participant”) and is entitled to receive severance, notice or similar termination payments and/or benefits under the laws of the Participant’s country of residence upon the Participant’s termination of employment with the Company and its Subsidiaries (collectively, “Statutory Severance”) and that becomes eligible to receive Severance Benefits under the Plan shall be entitled to receive either (i) the payments and benefits described in Section 4.2 or 4.3 above, as applicable, or (ii) such Non-U.S. Participant’s Statutory Severance, whichever is greater.
5.    Limitations; Discontinuance or Repayment.
5.1    Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.
5.2    Discontinuance or Repayment. If the Administrator determines at any time during the one-year period commencing on a Qualifying Termination that a Participant committed any act or omission during his or her employment with the Company and its Subsidiaries that would have constituted Cause while he or she was employed by the Company or any Subsidiary, the Company may (a) cease payment of any benefit otherwise payable to a Participant under the Plan and (b) require the Participant to repay any and all Severance Benefits previously provided to such Participant under the terms of this Plan. The Company and its Subsidiaries shall have the right to seek enforcement of their rights under clause (b) above in any court of competent jurisdiction. To the fullest extent permitted by applicable law (including, without limitation, Code Section 409A), the Administrator may, in its sole discretion, delay the payment of any benefit otherwise payable to a Participant under the Plan to provide a reasonable period of time to conduct or complete an investigation into whether this Section 5.2 is applicable, and if so, how it should be enforced, under the circumstances. Notwithstanding the foregoing, this Section 5.2 shall not apply to any Qualifying Termination that occurs on or after a Change in Control.
6.    Section 409A.
6.1    General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.
6.2    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six (6)-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period without interest thereon.
6.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.
6.4    Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
6.5    Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
6.6    Release Timing. To the extent that the Severance Benefits are considered “non-qualified deferred compensation” subject to Code Section 409A, if the period during which a Participant may deliver the Release required hereunder spans two calendar years, then notwithstanding anything contained in Section 4.2 or Section 4.3 of the Plan to the contrary, the payment of those Severance Benefits shall occur (or commence) on the later of (a) the first regularly-scheduled payroll date following January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date the Release becomes effective and irrevocable.
7.    Limitation on Payments.
7.1    Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in any other plan, arrangement or agreement, the cash Severance Benefits under the Plan shall first be reduced (on a pro-rata basis), and any non-cash Severance Benefits hereunder shall thereafter be reduced (on a pro-rata basis), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such

Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
7.2    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).
8.    No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.
9.    Successors.
9.1    Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to a majority of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan. For all purposes under this Plan, the term “Company” shall include any successor to a majority of the Company’s business and/or assets which assumes and agrees to perform the obligation of the Company under the Plan, or which becomes bound by the terms of the Plan by operation of law.
9.2    Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.
10.    Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.
11.    Claims Procedure; Arbitration.
11.1    Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim made pursuant to the second sentence of this Section 11.1 must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.
11.2    Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit A attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
12.    Covenants.
12.1    Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the

Participant and the Company and/or its Subsidiaries, as in effect on the date of the Participant’s Qualifying Termination.
12.2    Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control. With respect to non-physical Company property, a Participant may satisfy the requirement of the previous sentence by certifying in writing that all non-physical Company property in the Participant’s possession or control has been returned to the Company.
13.    Miscellaneous.
13.1    Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. To the extent permitted under Code Section 409A (if applicable), Severance Benefits payable under the Plan to any Participant will be reduced by any severance benefits, pay in lieu of notice or other similar employment termination benefits required to be paid to the Participant by the Company under applicable law or government statutes, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988, as amended. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Subsidiary, on the other hand, with respect to the subject matter hereof (including, for clarity, any offer letter or employment or similar agreement providing such Participant with severance payments and/or benefits upon termination of such Participant’s employment with the Company or its Subsidiaries) is hereby terminated, revoked and ineffective with respect to the Participant and the Participant shall not be entitled to receive any severance payments or benefits pursuant to any such agreement, arrangement or understanding.
13.2    Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Employees to participate in the Plan. The Administrator shall provide written notice to any such Employee, in substantially the form attached as Exhibit B, or in such other form as may be determined by the Administrator, in its discretion, that the Employee is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to the Participant’s termination of employment.
13.3    No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any Subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
13.4    Termination and Amendment of Plan. The Plan and any Participation Notice may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion; provided, that no such amendment (other than amendments contemplated by Section 6 or required to comply with applicable law) or termination shall adversely affect the rights of any Participant that is a Participant immediately before the effectiveness of such amendment or termination without such Participant’s express written consent. For the avoidance of doubt, with respect to any Participant who has experienced a Qualifying Termination on or prior to any termination or amendment of the Plan or a Participation Notice permitted under the preceding sentence, such amendment or termination may not adversely affect his or her rights to receive the Severance Benefits hereunder (and such Severance Benefits shall continue to be paid in accordance with the terms of the Plan as in effect immediately prior to such amendment or termination).
13.5    Survival. Section 5.2 (Discontinuance or Repayment), Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.
13.6    Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any Subsidiary employer, as applicable.
13.7    Withholding. The Company and its Subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.
13.8    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for the Participant’s affairs, payment may be made directly to the Participant’s legal guardian or personal representative.
13.9    Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.10    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.
13.11    Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.
13.12    Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.
13.13    Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.
* * * * *

Exhibit A
Detailed Claims Procedures
Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on the Claimant’s behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to [●].
(a)     Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.
(1)    Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed ninety (90) days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial ninety (90) day review period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.
(2)    Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner calculated to be understood by the Claimant:
i.    the specific reason or reasons for the adverse benefit determination;
ii.    reference to the specific Plan provisions on which the determination is based;
iii.    a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and
iv.    an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(3)    Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within sixty (60) days of receiving notice of the denial of the claim. The Claimant:
i.    may submit written comments, documents, records and other information relating to the claim for benefits;
ii.    will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and
iii.    will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim for benefits, without regard to whether such information was submitted or considered in the initial benefit determination.
(4)    Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. If any claim is pending, the Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second (2nd) regularly scheduled meeting following the Plan’s receipt of the appeal request. The Administrator shall notify the Claimant of the benefit determination as soon as possible after it has been made (but in no event later than five (5) days thereafter).
(5)    Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on appeal. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:
i.    the specific reason or reasons for the adverse benefit determination;
ii.    reference to the specific Plan provisions on which the adverse benefit determination is based;
iii.    a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
iv.    a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

v.    a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
(b)    Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one (1) year after the Administrator’s final decision regarding the claim appeal or (b) one (1) year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.
(c)    Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for, and the amount of, benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.
* * * * *

Exhibit B
Participation Notice
([●], 202[●])
Hillman Solutions Corp. (the “Company”) maintains the Hillman Solutions Corp. Executive Severance Plan (the “Plan”). The Company is providing this Participation Notice to inform you that you have been designated as a Participant in the Plan, subject to your countersignature of this document as directed below. A copy of the Plan document is attached to this Participation Notice. Capitalized terms used without definition in this Participation Notice have the meaning given to such terms in the Plan.
For purposes of the Plan, you will have the following Severance Classifications:
1.    Calculation of Non-CIC Severance Benefit under Section 4.2 of the Plan

Cash Salary Severance	Severance Period
[●] months of Base Salary [[●]% Target Bonus]	[●] months
2.    Calculation of CIC Severance Benefit under Section 4.3 of the Plan

Cash Salary Severance	Severance Period
[●] months of Base Salary [●]% Target Bonus	[●] months
By signing this Participation Notice, you acknowledge and agree that (a) you have received and read a copy of the Plan and have agreed to be bound by the terms and conditions of the Plan, and (b) that the Plan supersedes any and all offer letters or employment agreements between you and the Company or a Subsidiary that provide for severance payments and benefits[, including, without limitation, the employment agreement between you and the Company dated as of [●], which agreement shall be terminated, in its entirety, as of the date set forth above and without any further action or notice].
Please note that your participation in the Plan shall only become effective upon your agreement to the terms and conditions of the Plan. If you want to accept participation in the Plan, you must execute this Participation Notice and see that it is returned in person or via email to the Company’s [●] at [●] so that it is received no later than [●], 202[●].
This Participation Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(Signatures are on the following page)
IN WITNESS WHEREOF, the parties have executed this Participation Notice as of the date first set forth above.
HILLMAN SOLUTIONS CORP.

________________________________
By:
Its:

AGREED TO AND ACCEPTED BY:

_________________________________
[Name]